Exhibit 4.11
CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS
BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED WITH RESPECT TO THE OMITTED PORTION.
DATED 20 January 2010
MEDIA PORT HOLDINGS LIMITED
and
POSTERSCOPE ADVERTISING LIMITED
and
POSTERSCOPE (HONG KONG) LIMITED
(to be renamed “VHC Hong Kong Limited”)
and
CHARM COMMUNICATIONS INC.
and
AEGIS MEDIA PACIFIC LTD.

SHAREHOLDERS’ AGREEMENT

TABLE OF CONTENT

Clause		Page
1.	INTERPRETATION	2
2.	CORPORATE GOVERNANCE MATTERS	9
3.	MINORITY PROTECTION	19
4.	PROTECTION OF PARTIES’ INTERESTS	21
5.	TRANSFER OF SHARES	24
6.	FIRST CALL OPTION	24
7.	SECOND CALL OPTION / CHARM PUT OPTION	27
8.	FINAL CALL OPTION / FINAL PUT OPTION	30
9.	DEFAULT OPTION	32
10.	DETERMINATION OF PAT	34
11.	EQUITABLE ADJUSTMENT	35
12.	TERM	36
13.	GOVERNING LAW AND ARBITRATION	37
14.	CONFIDENTIALITY	38
15.	FORCE MAJEURE	38
16.	MEMORANDUM AND ARTICLES OF ASSOCIATION	38
17.	MISCELLANEOUS	39
18.	GUARANTEE	40
19.	NOTICES	41
SCHEDULE 1	[RESERVED]	2
SCHEDULE 2	DEED OF RATIFICATION AND ACCESSION	3
SCHEDULE 3	FORM OF THE WARRANTIES CERTIFICATE	4
EXHIBIT 1	BEIJING VIZEUM ADERTISING CO. LTD. (THE “COMPANY”) BUSINESS POLICIES AND PROCEDURES	6

SHAREHOLDERS’ AGREEMENT
This Shareholders’ Agreement is made on 20 January 2010
BETWEEN:
(1)	MEDIA PORT HOLDINGS LIMITED (“Media Port”), a company incorporated under the laws of the British Virgin Islands with its registered office as at the date hereof at P.O. Box 957, Offshore Incorporations Centre, Road, Town, Tortola, British Virgin Islands;

(2)	POSTERSCOPE ADVERTISING LIMITED (“PAL”), a company incorporated under the laws of Hong Kong with its registered office as at the date hereof at 16th Floor, 633 King’s Road, North Point, Hong Kong;

(3)	POSTERSCOPE (HONG KONG) LIMITED (the “Company”), a company incorporated under the laws of Hong Kong with its registered office as at the date hereof at 16th Floor, 633 King’s Road, North Point, Hong Kong;

(4)	CHARM COMMUNICATIONS, INC. (“Charm”), a company incorporated under the laws of the Cayman Islands with its registered office as at the date hereof at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands; and

(5)	AEGIS MEDIA PACIFIC LTD. (“Aegis”), a company incorporated under the laws of England and Wales with an office situated at Parker Tower, 43 — 49 Parker Street, London, England, WC2B 5P5.
RECITALS
(A)	The Company has an authorized share capital of HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each.

(B)	Media Port, Aegis, Charm, the Company and PAL have entered into a joint venture agreement dated 20 January 2010 (“Joint Venture Agreement”) pursuant to which Media Port and PAL agreed to establish a joint venture which shall be owned as to sixty per cent (60%) by Media Port and forty per cent (40%) by PAL (the “Joint Venture”) and Media Port and PAL wish to form the Joint Venture using the Company and Beijing Vizeum (as hereinafter defined).

(C)	Aegis Group plc and the Company have executed and delivered all documents relating to the transfer of the legal title (the “Transfer of Vizeum Title”) in Aegis Group plc’s rights and interest in Beijing Vizeum to the Company. The Transfer of Vizeum Title is subject only to the approval by and registration with the relevant authorities in the PRC. Upon completion of the Transfer of Vizeum Title, Beijing Vizeum will become a direct wholly-owned subsidiary of the Company.

(D)	Pursuant to the Joint Venture Agreement, pending the completion of the Transfer of Vizeum Title, Media Port has acquired from the Company a beneficial interest in and to sixty per cent (60%) of the business of the Company comprising of an undivided interest in the assets and liabilities of the Company (the “Beneficial Interest”).

(E)	Pursuant to the Joint Venture Agreement, the Company has issued and alloted to PAL and PAL has subscribed from the Company an additional Three Hundred (300) ordinary shares at par value of HK$1.00 each in the share capital of the Company at the subscription price of HK$1,233,387.00.

(F)	Upon the completion of the Transfer of Vizeum Title, the Company will issue and allot to Media Port and Media Port will subscribe from the Company Six Hundred (600) ordinary shares of HK$1.00 each in the share capital of the Company which would represent 60% of the total issued share capital of the Company (the “Subscribed Shares”) subject to the terms and conditions of the Joint Venture Agreement whereupon the interests of Media Port in the beneficial interest in and to the Company shall merge with its ownership of the legal title in the Company through the Subscribed Shares.

(G)	As at the date hereof, PAL is the registered and beneficial owner of 400 fully paid up ordinary shares of HK$1.00 each in the issued share capital of the Company representing one hundred percent (100%) of the total issued share capital of the Company.

(H)	The parties hereto wish to enter into this Agreement to set forth their mutual agreement regarding corporate governance of the Company and their obligations in respect of the Company.

(I)	Charm is the parent company of Media Port and agrees to enter into this Agreement to guarantee the obligations of Media Port hereunder.
NOW IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement (including the Recitals) the following words and expressions shall (except where context otherwise requires) have the following meanings:

“Aegis Group”	means the group of companies comprising the Aegis Group plc and its subsidiaries. The expression “member of the Aegis Group” shall be construed accordingly.

“Aegis Media”	means the media division of the Aegis Group operating in the PRC and such other members of the Aegis Group which provide the same services as the media division of the Aegis Group in the PRC.

“Affiliate”	in respect of any specified person or entity, means a person that directly or indirectly Controls, is Controlled by or is under common Control with such specified person or entity.

“Approved Business Plan”	means a Business Plan approved by the Board.

“Beijing Vizeum”	means (Beijing Vizeum Advertising Co. Ltd.), a wholly owned foreign investment enterprise established under the laws of the PRC.

“Board”	means the Board of Directors of the Company as constituted from time to time.

“Business Days”	means a day (not being a Saturday or Sunday) on which banks are open for general banking business in Hong Kong.

“Business”	means the business of media planning and buying on behalf of advertisers or their advertising agents in the PRC.

“Business Plan”	means a business plan and budget for the Group for the following year broken down on a monthly and quarterly basis, including a cash flow forecast, together with a balance sheet showing the projected portion of the Group as at the end of each quarter and at the end of the year.

“Calculation Statement”	has the meaning set forth in Clause 10.1.

“Charm Group”	means the group of companies comprising Charm, its subsidiaries and the Domestic Companies (as defined in the Charm Share Subscription Agreement). The expression “member of the Charm Group” shall be construed accordingly.

“Charm Put Option”	has the meaning set forth in Clause 7.1.2.

“Charm Share Subscription Agreement”	means the share subscription agreement dated as of 20 January 2010 made between Aegis Media Pacific Ltd., Merry Circle Trading Limited, Mr. Dang and Charm in respect of the shares of Charm.

“Charm Shareholders’ Agreement”	means the second amended and restated shareholders’ agreement dated as of 20 January 2010 made (inter alia) between Aegis Media Pacific Ltd., Mr. Dang and Charm.

“Charm Transaction Agreements”	means the Charm Share Subscription Agreement, Charm Shareholders’ Agreement and the documents and agreements contemplated therein.

“Closing — Beneficial Interest”	has the meaning ascribed to it under the Joint Venture Agreement.

“Closing — Title”	has the meaning ascribed to it under the Joint Venture Agreement.

“Competing Business”	has the meaning set forth in Clause 4.1.1.

“Control”	means, in relation to any person at any time, the power (whether directly or indirectly and whether by ownership of share capital, possession of voting power, contract or otherwise) to appoint the majority of the members of the governing body or management, or otherwise to control the affairs and policies of that other person.

“Deed of Ratification and Accession”	means a deed in the form attached as Schedule 2 pursuant to which a transferee or allottee of Shares agrees to be bound by all the terms of this Agreement as if it had been a signatory thereto.

“Deed of Non-Competition”	means the deed of non-competition to be executed by Mr. Dang in the form set out in Exhibit 7 to the Joint Venture Agreement.

“Default Call Option Earnout Period”	has the meaning set forth in Clause 9.3.1.

“Default Call Option”	has the meaning set forth in Clause 9.1.1.

“Default Event”	has the meaning set forth in Clause 9.1.1.

“Default Option Closing Date”	has the meaning set forth in Clause 9.3.1.

“Default Option Closing”	means the completion of the sale and purchase of the Remaining Shares in accordance with Clause 9.4.

“Default Purchase Price”	has the meaning set forth in Clause 9.3.1.

“Director”	means a Director of the Company.

“Dispute Notice”	has the meaning set forth in Clause 10.2.

“Encumbrance(s)”	means any interest or equity (including any retention of title, right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, claim or assignment or any other encumbrance, priority or security interest or arrangement of whatsoever nature.

“Equitable Adjustment Notice”	has the meaning set forth in Clause 11.2.

“Equitable Adjustment”	has the meaning set forth in Clause 11.1.

“Final Call Option”	has the meaning set forth in Clause 8.1.1.

“Final Closing Date”	has the meaning set forth in Clause 8.3.1.

“Final Closing”	means the completion of the sale and purchase of the Remaining Shares in accordance with Clause 8.4.

“Final Maximum Consideration”	has the meaning set forth in Clause 8.3.4.

“Final Option Earnout Period”	has the meaning set forth in Clause 8.3.1.

“Final Purchase Price”	has the meaning set forth in Clause 8.3.1.

“Final Put Option”	has the meaning set forth in Clause 8.1.2.

“Financial Statements”	means for the purpose of calculating the PBT and the PAT, the audited consolidated financial statements of the Company (including without limitation, a balance sheet and profit and loss statement) prepared in accordance with IFRS.

“First Call Option Closing Date”	has the meaning set forth in Clause 6.3.1.

“First Call Option Closing”	means the completion of the sale and purchase of the First Call Option Shares in accordance with Clause 6.4.

“First Call Option Earnout Period”	has the meaning set forth in Clause 6.3.1.

“First Call Option Maximum Consideration”	has the meaning set forth in Clause 6.3.3.

“First Call Option Shares Purchase Price”	has the meaning set forth in Clause 6.3.1.

“First Call Option Shares”	has the meaning set forth in Clause 6.1.1.

“First Call Option”	has the meaning set forth in Clause 6.1.1.

“Group”	means the Company and its subsidiaries from time to time including

(Beijing Vizeum Advertising Co. Ltd.). The expression “Group Company” shall mean any member of the Group.

“HK$”	means the lawful currency of Hong Kong.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.

“ICC Rules”	has the meaning set forth in Clause 13.2.1.

“IFRS”	means the International Financial Reporting Standards, consistently applied.

“Independent Advisor”	PricewaterhouseCoopers Limited (Hong Kong office), or in the event that either PAL or Media Port is engaging the services of PricewaterhouseCoopers Limited (Hong Kong office) at the time of the request made under Clause 10.3 or Clause 11.3, one of the other big four international accounting firms agreed by the parties in writing or, failing such agreement, one of the other big four international accounting firms, appointed, on the application of either party, by the President of the Hong Kong Institute of Certified Public Accountants at the time of the request made under Clause 10.3 or Clause 11.3.

“Macau”	means the Macau Special Administrative Region of the People’s Republic of China.

“material adverse effect”	has the meaning set forth in Clause 11.2.

“Maximum Default Purchase Price”	has the meaning set forth in Clause 9.3.3.

“Mr. Dang”	means Mr. Dang He, a PRC citizen with PRC Passport Number G38016389.

“PAT”	means in respect of any period of the Company for the purpose of calculating any Purchase Price, PBT after taxation for that period. For the purpose of calculating the PAT, a notional fixed tax rate of twenty-five percent (25%) shall apply to determine taxation of Beijing Vizeum (provided that if the national tax rate of companies in the PRC is changed by the PRC Government, such notional tax rate will also be changed accordingly to reflect that tax rate).

“PBT”	means in respect of any period of the Company for the purpose of calculating any Purchase Price, audited consolidated profits from ordinary activities before taxation (adjusted by excluding abnormal or extraordinary profits or losses derived by the Group Companies during that period) of the Company derived from its Financial Statements prepared in accordance with IFRS.

“PRC”	means for the purpose of this Agreement, the People’s Republic of China excluding Hong Kong and Macau.

“Purchase Price”	means any or all of First Call Option Shares Purchase Price, Second Call / Charm Put Option Tranche Shares Purchase Price, Final Purchase Price and Default Purchase Price.

“Remaining Shareholding Percentage”	has the meaning set forth in Clause 8.3.3.

“Remaining Shares”	has the meaning set forth in Clause 8.1.1.

“Restricted Services”	has the meaning set forth in Clause 4.1.2.

“RMB”	means the lawful currency of the PRC.

“Second Call / Charm Put Option Earnout Period”	has the meaning set forth in Clause 7.3.1.

“Second Call / Charm Put Option Tranche Shares Closing Date”	has the meaning set forth in Clause 7.3.1.

“Second Call / Charm Put Option Tranche Shares Closing”	means the completion of the sale and purchase of the Second Call / Charm Put Option Tranche Shares in accordance with Clause 7.4.

“Second Call / Charm Put Option Tranche Shares Purchase Price”	has the meaning set forth in Clause 7.3.1.

“Second Call / Charm Put Option Tranche Shares”	has the meaning set forth in Clause 7.2.1.

“Second Call Option”	has the meaning set forth in Clause 7.1.1.

“Share”	ordinary share of HK$1.00 each in the capital of the Company with all rights attaching thereto.

“Shareholders”	means (i) Media Port (upon Closing — Title), (ii) PAL, and (iii) any other person to whom Shares are transferred or issued in accordance with this Agreement and who agrees to be bound by the provision of this Agreement by signing a Deed of Ratification and Accession.

“Tax Deduction”	means a deduction, payment or withholding for or on account of any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest) from a payment made in accordance with the terms of this Agreement.

“Transfer”	means to directly or indirectly sell, assign, surrender, gift, bequeath, transfer or enter into any agreement or option to or otherwise deal with or dispose of any Share or any interest, whether legal or beneficial, in any Share, whether voluntary or involuntary, by operation of law or otherwise.

“Vizeum Operation”	has the meaning set forth in Clause 2.12.2.
1.2	In this Agreement, words and expressions defined in the Companies Ordinance (Cap. 32 of the Laws of Hong Kong) shall bear the same meaning as in that Ordinance.

1.3	In this Agreement, save where the context otherwise requires:
1.3.1	a reference to a statute or statutory provision shall include a reference:
(a)	to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision;

(b)	to any repealed statute or statutory provision which it re-enacts (with or without modification); and

(c)	any subordinate legislation made under the relevant statute;
1.3.2	words in the singular shall include the plural, and vice versa;

1.3.3	the masculine gender shall include the feminine and neutral and vice versa;

1.3.4	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person’s executors or administrators;

1.3.5	a reference to a clause, sub-clause, Schedule and Exhibit shall be a reference to a clause, sub-clause, Schedule and Exhibit (as the case may be) of or to this Agreement;

1.3.6	if a period of time is specified and commences from a given day or the day of an act or event, it shall be calculated inclusive of that day;

1.3.7	references to any legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates in that jurisdiction to the Hong Kong legal term;

1.3.8	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.3.9	all warranties, representations, indemnities, covenants, agreements and undertakings given or entered into by more than one person are given or entered into by them jointly and severally, unless otherwise specified;

1.3.10	the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement;

1.3.11	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

1.3.12	to the extent that it can be qualified, any matter involving more than Five Hundred Thousand Hong Kong Dollars (HK$500,000) shall be deemed to be “material” when such expression is used in this Agreement.
1.4	The designations adopted in the recitals and introductory statements preceding this clause apply throughout this Agreement and the Schedules.
2. CORPORATE GOVERNANCE MATTERS
2.1	Purpose and Location
2.1.1	Unless otherwise agreed by Media Port and PAL, the purpose of the Group shall be to operate the Business in the PRC and to engage in such other activities and transactions as are necessary or desirable to accomplish the foregoing.

2.1.2	The headquarters of Beijing Vizeum will be based in Beijing. Beijing Vizeum may set up additional offices in the PRC (other than the existing offices in Beijing, Shanghai and Guangzhou) as appropriate with the future development of the business of Group. The offices of the Group shall be in a different location from Media Port (and its Affiliates) in order to be seen in the market as an independent business. For the avoidance of doubt, that different location could be in the same building but on different floors.
2.2	Composition of Board of Directors of the Company
2.2.1	The Board shall comprise of a maximum of five (5) Directors. Media Port shall initially be entitled to appoint three (3) Directors. PAL shall initially be entitled to appoint two (2) Directors. The parties acknowledge that Media Port may nominate individual(s) nominated by holders of the Series A Preferred Shares of

Charm as Director(s) of the Company among Media Port’s entitlement to appoint three (3) Directors, as required by any existing agreement between Charm and such holders (unless such nomination will result in any conflict of interest with the Group). Each Shareholder shall vote all of its Shares in the Company (whether now owned or hereafter acquired or which the Shareholder may be empowered to vote), from time to time and at all times, in whatever manner shall be necessary to ensure that, at each annual or special meeting of Shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the nominees of Media Port and PAL are duly elected to the Board of the Company.

2.2.2	If and when Media Port or PAL acquires additional Shares (except for such Shares acquired by Media Port at Closing — Title or Shares acquired by PAL prior to Closing — Title pursuant to the Joint Venture Agreement) or disposes of its Shares of the Company, the composition of the Board shall be changed in such manner as nearly commensurate as possible with the relative shareholdings of the Company held by Media Port and PAL at that time, subject to the principles of control.

2.2.3	The first Directors to be appointed by Media Port shall be *****, and the first Directors to be appointed by PAL shall be *****.

2.2.4	The Chairman of the Board shall be selected by the Board from time to time. The first Chairman shall be *****.

2.2.5	Each Director shall be entitled to appoint any person to be his alternate and each alternate shall have one vote for every Director whom he represents provided that if such alternate is himself a Director then he shall have one vote for every Director whom he represents in addition to any vote of his own.

2.2.6	Each of Media Port and PAL agrees that it shall be responsible for all acts or omissions of the person for the time being nominated by it to be a Director or to be a signatory of any documents and bank accounts of the Company.

2.2.7	Following the Closing — Title, Beijing Vizeum shall have a board of directors and the composition of such board of directors shall be the same as the Board of the Company. Following the Closing — Title, the legal representative of Beijing Vizeum shall be such person appointed from time to time according to the decision of the Board. The first legal representative of Beijing Vizeum following the Closing — Title shall be nominated by Media Port and approved by PAL (such approval shall not be unreasonably withheld).

2.2.8	Following the Closing — Beneficial Interest and until the board of directors shall be constituted in accordance with Clause 2.2.7, PAL shall cause Beijing Vizeum to be operated in a manner such that the board of directors of Beijing Vizeum shall transact business solely under the instructions of the Board of the Company.

2.3	Quorum/Resolutions of Board of Directors of the Company
2.3.1	The Board shall meet for the dispatch of business and otherwise regulate its meetings as the Directors see fit.

2.3.2	Subject to Clause 2.3.3, the quorum for meetings of the Board shall be two (2) Directors, and shall include at least one (1) Director nominated by PAL and at least one (1) Director nominated by Media Port. A quorum must be present at the beginning of and throughout each meeting. At every meeting of the Directors the chairman of the Board shall preside as chairman of the meeting. If there is not a chairman of the Board or if the chairman of the Board is not present at the meeting, the Directors present shall choose someone of their number to be chairman of the meeting.
2.3.3	(a)	If within fifteen (15) minutes from the time appointed for a meeting of the Directors (or such longer interval as the Chairman of the meeting may think fit to allow) a quorum is not present the meeting shall stand adjourned to such other day (not being less than three (3) Business Days thereafter) at such time and place as may have been specified for the purpose in the notice convening the meeting or (if not so specified) as the chairman of the meeting may determine and in the latter case not less than three (3) Business Days’ notice of the adjourned meeting shall be given in like manner as in the case of the original meeting.

	(b)	If within fifteen (15) minutes from the time appointed for the first adjourned meeting held pursuant to Clause 2.3.3(a) (or such longer interval as the chairman of the meeting may think fit to allow) a quorum is not present, the meeting shall again stand adjourned to such other day (not being less than three (3) Business Days thereafter) at such time and place as may have been specified for the purpose in the notice convening the meeting or (if not so specified) as the Chairman of the meeting may determine and in the latter case not less than three (3) Business Days’ notice of the second adjourned meeting shall be given in the manner as in the case of the original meeting.

	(c)	If within fifteen (15) minutes from time appointed for the second adjourned meeting held pursuant to Clause 2.3.3(b) (or such longer interval as the Chairman of the meeting may think fit to allow) a quorum is not present, the meeting shall again stand adjourned to such other day (not being less than three (3) Business Days thereafter) at such time and place as may have been specified for the purpose in the notice convening the meeting or (if not so specified) as the Chairman of the meeting may determine and in the latter case not less than three (3) Business Days’ notice of the third adjourned meeting shall be given in the manner as in the case of the original meeting and the Director(s) then present shall form a quorum at such third adjourned meeting.
2.3.4	The Board shall meet quarterly in accordance with an agreed upon schedule, and the meeting shall be held in Hong Kong or such other place as the Directors may determine, not being in the PRC and not less than five (5) Business Days written notice of each meeting specifying the business to be transacted thereat shall be given to each Director and his alternate (or to the secretary of the Company for distribution), unless waived by each Shareholder or Media Port or any Director nominated by it. Subject to Clause 3, questions arising at any meeting shall be decided by a majority of votes and the Chairman shall not have a second or casting vote.

2.3.5	A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors under the articles of association of the Company and applicable laws and regulations subject to the provisions of this Agreement.

2.3.6	Each Shareholder and Media Port (as the case may be) shall have the right to remove or replace a Director nominated by it at any time. Any person nominated as a Director by a Shareholder or Media Port (as the case may be) may only be removed from such office by the Shareholder or Media Port (as the case may be) who nominated the Director by a memorandum in writing signed by the nominating Shareholder and lodged at the registered office of the Company. Any replacement Director nominated by any Shareholder or Media Port (as the case may be) shall be a person appropriately qualified for the office of Director of the Company and shall be approved at a Shareholders’ meeting. Any Shareholder or Media Port (as the case may be) removing a Director shall be responsible for and shall indemnify the other Shareholders and the Company against any claim of whatever nature arising out of such removal. If a Shareholder ceases to hold Shares (or if Media Port ceases to hold any Beneficial Interest before Closing — Title), it will procure the resignation of all the Directors appointed by it and will indemnify the other Shareholders and the Company against any claims which may be brought by such Directors.

2.3.7	Any resolution in writing (including a facsimile) or copies thereof signed by all the Directors (or their alternates) shall be as valid and effectual as if it had been passed at a meeting duly called and attended by all the Directors, and such resolution may consist of several documents in like form, each signed by one (1) or more such Directors or their alternates.

2.3.8	Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person.
2.4	Shareholders’ Meeting
2.4.1	Subject to Clause 2.4.2 and completion of Closing — Title, the quorum for Shareholders’ meetings shall be two (2) Shareholders and shall include at least PAL and Media Port (whether present in person or by proxy or representative). A quorum must be present at the beginning of and throughout the meeting. The Chairman of the Board from time to time shall preside as Chairman at every Shareholders’ meeting. At every meeting of Shareholders, the chairman of the Board shall preside as chairman of the meeting. If there is no chairman of the Board or if the chairman of the Board is not present at the meeting, the Shareholders present shall choose someone of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by proxy at the meeting shall preside as chairman.
2.4.2	(a)	If within fifteen (15) minutes from the time appointed for a Shareholders’ meeting (or such longer interval as the Chairman of the meeting may think fit to allow) a quorum is not present, the meeting shall stand adjourned to such other day (not being less than three (3) Business Days thereafter) and such time and place as may have been specified for the purpose in the notice convening the meeting or (if not so specified) as the Chairman of the meeting may determine and in the latter case not less than three (3) Business Days’ notice of the adjourned meeting shall be given in like manner as in the case of the original meeting.

	(b)	If within fifteen (15) minutes from the time appointed for the first adjourned Shareholders’ meeting held pursuant to Clause 2.4.2(a) (or such longer interval as the Chairman of the meeting may think fit to allow) a quorum is not present, the meeting shall again stand adjourned to such other day (not being less than three (3) Business Days thereafter) at such time and place as may have been specified for the purpose in the notice convening the meeting or (if not so specified) as the Shareholder(s) present at the meeting may determine and in the latter case not less than three (3) Business Days’ notice of the second adjourned meeting shall be given in the manner as in the case of the original meeting.

	(c)	If within fifteen (15) minutes from the time appointed for the second adjourned meeting held pursuant to Clause 2.4.2(b) (or such longer interval as the Chairman of the meeting may think fit to allow) a quorum is not present, the meeting shall again stand adjourned to such other day (not being less than three (3) Business Days thereafter) at such time and place as may have been specified for the purpose in the notice convening the meeting or (if not so specified) as the Chairman of the meeting may determine and in the latter case not less than three (3) Business Days’ notice of the third adjourned meeting shall be given in the manner as in the case of the original meeting and any Shareholder(s) (whether present in person or by proxy or representative) present shall form a quorum at such second adjourned Shareholders’ meeting.
2.4.3	Unless a longer period of notice is required by applicable law, not less than seven (7) Business Days notice of each meeting specifying the business to be transacted thereat shall be given to each Shareholder (or the secretary of the Company for distribution), unless waived by each Shareholder. Subject to Clause 3, questions arising at any meeting shall be decided by a majority of votes and each Shareholder present at the meeting shall be entitled to one vote in respect of every Share it holds. In the case of an equality of votes, the Chairman shall not have a second or casting vote.

2.4.4	Any resolution in writing (including a facsimile) or copies thereof signed by all the Shareholders shall be as valid and effectual as if it had been passed at a meeting duly called and attended by all the Shareholders, and such resolution may consist of several documents in like form, each signed by one (1) or more such Shareholders.

2.4.5	Shareholders may participate in a meeting by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person.
2.5	Chief Executive Officer and Finance Director, Signing Authority
2.5.1	Any appointment of the Chief Executive Officer and the Finance Director of the Group shall be subject to the approval of both Media Port and PAL. Without prejudice to Clause 3, entering into, amending and terminating any contract which is material in the context of the Group’s business shall be jointly approved by the Chief Executive Officer and the Finance Director of the Group.

2.5.2	All the bank signatories of all bank accounts of the Company and, immediately following Closing — Title, of Beijing Vizeum shall be such person(s) as may be nominated by the Chief Executive Officer and Finance Director of Beijing Vizeum acting jointly from time to time.
2.6	External Auditor and Tax Advisor
2.6.1	For so long as PAL remains a minority shareholder of the Company, Media Port may nominate and appoint one of the big four international accounting firms as external auditors of the Group. If and when PAL becomes the majority shareholder of the Company, PAL shall be entitled to nominate and appoint the worldwide auditor of Aegis Group, currently Deloitte Touche Tohmatsu or such other international auditor as the external auditors of the Group.

2.6.2	The tax advisors of the Group shall be one of the big four international accounting firms as may be determined by the Board. The Board may consider, but is not obligated to, appointing the existing tax advisor of the Aegis Group to be the tax advisor of the Group.

2.6.3	The costs of the external auditors and the tax advisors shall be a cost of the Group.
2.7	Accounts
2.7.1	The financial year of the Group shall be from 1 January to 31 December.

2.7.2	The Group shall maintain accurate and complete accounting records which shall be prepared and kept (i) in English for the Company; and (ii) English and Chinese for Beijing Vizeum, and each Shareholder’s duly authorized representatives shall have full access to all accounting and all other records of the Group at all reasonable times. The accounts of the Group shall be kept in accordance with generally accepted accounting principles in Hong Kong and audited annually; provided however that, if applicable, the statutory accounts of Beijing Vizeum shall also be prepared in accordance with generally accepted accounting principles in PRC and audited annually, in order to comply with the applicable laws of the PRC.

2.7.3	The Company shall communicate regularly with PAL and follow the Aegis Group standard reporting and budgeting policies and work with such representatives and advisers (including the External Auditors and Tax Advisors to be nominated and appointed in accordance with Clause 2.6 hereof) as may be designated by PAL with regard to the management and operations of the Group. Subject to such representatives and advisers being reasonably available, the Company will consult, with such representatives and advisers with respect to any action which may materially affect the business of the Group taken as a whole. The Company will provide to such representatives and advisers such information as they may reasonably request for this purpose.
2.8	Dividends/Distribution
2.8.1	Dividends shall be proposed by the Board and approved by Shareholders’ resolution. In principle, except where deemed inadvisable for commercial or economic reasons or the Shareholders otherwise agree in writing, not less than forty percent (40%) of the annual legally distributable profits of the Group after appropriation of prudent and proper reserves including allowance for sufficient future working capital and provision for tax (as agreed by the Shareholders in each year’s budgetary forecast exercise for the following financial year) in each of the Group Companies shall be paid out to the Shareholders as dividends.

2.8.2	Notwithstanding Clause 2.8.1 and in order to finance the growth of the business of the Group, no dividend shall be paid out to the Shareholders for the first five (5) financial years immediately following the date hereof unless Media Port and PAL mutually agree otherwise.
2.9	Finance
2.9.1	Subject to Clause 3, any additional funding required by any Group Company as determined by the Board shall be obtained, to the extent possible, by borrowing from commercial lenders and on reasonably competitive terms acceptable to the Board.

2.9.2	The Shareholders shall have no obligation to provide any additional funding, any security for additional funding or any additional capital to any Group Company. Should all the Shareholders agree to provide such funding or security or capital to the Company, this shall be provided by the Shareholders in proportion to their respective shareholding in the Company for the time being.
2.10	Insurance

The Company shall, at its own cost and expense, at all times during the term of this Agreement, carry out and maintain commercially reasonable and adequate local insurance against loss or damage by fire, and such other risks as are customarily insured against. The relevant insurance policies shall be obtained from reliable insurance companies.

2.11	Back Office Services

PAL will through its Affiliates provide or continue to provide finance, IT, human resources and other similar administration functions to the Group at a commercial cost to be mutually agreed by the Shareholders.

2.12	Trademark License etc. of Vizeum
2.12.1	The parties hereto acknowledge that Aegis Trademarks BV, an Affiliate of PAL, has registered the trademark of “Vizeum” in the PRC.

2.12.2	Prior to Closing — Title, PAL shall through its Affiliates make or continue to make available to the Group appropriate tools and processes used by the Vizeum operation of the Aegis Group in the Asia Pacific region (“Vizeum Operation”) and provide the training and support services of the Vizeum Operation with the necessary adaptation or modification according to the local situation of the Group all at the Group’s sole cost and expense.

2.12.3	PAL and its Affiliates shall continue to position the Group as part of the Vizeum global network and also, after the Closing — Title (i) license or authorize or continue to license or authorize the use of the “Vizeum” trademarks, branded tools and trading names to the Group in its operation of the Business in the PRC and (ii) authorize or continue to authorize the Group to use the phrase “Part of the Vizeum global network” and Chinese language equivalent in its operation of the Business in the PRC. The parties hereby agree that, in consideration of the foregoing, the Group shall pay PAL and/or its Affiliates a fixed royalty of 0.05% (the “Royalty Rate”) of Beijing Vizeum’s monthly turnover in accordance with the terms and conditions of a license agreement to be entered into by PAL and/or its Affiliates and Beijing Vizeum. If a Tax Deduction is required by law to be made in respect of the license fees and royalties payable by the Group to PAL and its Affiliates (excluding the Group), the amount of the payment due from the Group will be increased and grossed up to an amount such that the amount received by PAL’s Affiliates (after making the Tax Deduction) is equal to the payment which would have been due if no Tax Deduction had been made.

2.12.4	In the event of the tools and processes referred to in Clause 2.12.2 and/or the trademarks, branded tools and trading names referred to in Clause 2.12.3 are made or continued to be made available for use by the Group, the relevant Group Company shall enter into such license/authorization agreement and confidentiality agreement with such Affiliate(s) of PAL in such form and substance as PAL may reasonably require.
2.13	Contribution of Clients
2.13.1	To the extent that any existing client of Media Port, Charm and their Affiliates wishes to engage an international advertising agency for media purchase and buying services, Media Port will endeavor to transfer such existing clients of the Charm Group to the Group which may benefit from Vizeum’s service and network capabilities, subject to such clients’ discretion. To enable continued growth from Chinese clients, Media Port undertakes to introduce and refer

Chinese clients to Beijing Vizeum where appropriate. Notwithstanding the foregoing, the Group shall have the right of refusal to any particular client if a conflict or credit risk is involved with that client.

2.13.2	PAL will also endeavor to align any global Vizeum client into the Group subject to the approval of such client and the provisions of Clause 2.14 below.

2.13.3	Nothing contained in this Clause 2.13 shall be construed as imposing any obligation on PAL to align or refer any client or business to the Group.
2.14	Client’s Conflict Policy and Management
2.14.1	The Company should at all time adhere to the conflict policies of the Aegis Group as may be required from time to time by worldwide clients of the Aegis Group. Accordingly, if a client of the Group is in conflict with a regional or worldwide client of Aegis Group, the regional or worldwide client of Aegis Group will take precedence.

2.14.2	PAL and Media Port will act in good faith to resolve any potential client conflict. The parties acknowledge and agree that due to the regional or worldwide nature of some Vizeum client contracts, any regional or worldwide client of Aegis Group will remain with the Group despite any conflict.

2.14.3	Subject to the restrictions in Clauses 2.14.1 and 2.14.2, in the event that the Group could not resolve any client conflict from time to time, PAL shall have the right, but not the obligation, to handle any client conflicts of any Group Company through the other operations of Aegis Group (subject to such client’s approval as to which Aegis Group business they will be aligned to) without any compensation to the Shareholders or the Group as a result of the handling of the conflict.

2.14.4	Media Port and the Company further acknowledge and agree that given the international obligations agreed between Aegis Group and Vizeum regional and worldwide clients as set out in the respective client agreements or arrangements, the Group will be required to comply with the international Vizeum client agreements or arrangements in so far as they will apply to the services being provided to those clients by the Group in the PRC, including without limitation, obligations in respect of service levels, transparency, media rebates and discounts (and the alike), and the associated audit rights. For so long as PAL is a minority shareholder of the Company and if and only if the Group is not complying with such contractual terms, PAL or its Affiliates will have the right to service those clients through other operations of Aegis Group in the PRC (without any compensation to the Shareholders or the Group).

2.14.5	Media Port also undertakes to refer any clients of Charm Group it cannot serve due to client conflicts to the Group in the first instance.

2.14.6	*****

2.15	Aegis Policy and Compliance with Laws
2.15.1	(a)	In the management and operation of the Group Companies, the Company shall at all times and in all material respects comply with:
(i)	the Aegis Group Policies and Procedures Manual (“Aegis Policies”, as the same may be further amended and supplemented from time to time by the Aegis Group); and

(ii)	the Beijing Vizeum Business Policies and Procedures set out in Exhibit 1 (“Beijing Vizeum Policies”, as the same may be further amended and supplemented from time to time by the Company with approval from PAL).
(b)	The parties hereto shall exercise all voting rights and powers of control available to them (and to the Directors nominated by them) in relation to the Group to instruct the Group and all its officers and employees to comply with the Aegis Policies and the Beijing Vizeum Policies at all time and in all material respects.

(c)	The Company shall communicate regularly with PAL and Media Port and work with their respective representatives and advisers (including any officer of the Aegis Group and the Charm Group) to monitor, ensure and demonstrate compliance by the Group and its officers and employees of the Aegis Policies and the Beijing Vizeum Policies in all material respects, and this Clause 2.15.

(d)	The Company shall (and each Shareholder and Media Port shall procure the Directors nominated by it to) notify PAL and Media Port upon becoming aware of any event or potential event of non-compliance with this Clause 2.15 and shall take all such necessary and immediate step to stop or rectify any such event or potential event of non-compliance within thirty (30) days after becoming aware of such non-compliance.

(e)	If any party hereto becomes aware of any event or potential event of non-compliance with this Clause 2.15, such party shall provide a written notice to the Company, and the Company shall rectify such non-compliance within thirty (30) days after receipt of such notice.

(f)	If the Company fails the rectify the non-compliance with this Clause 2.15.1 within the thirty (30) days period as described above, such non-compliance shall be resolved through consultation of the parties, which shall begin within seven (7) days after one party hereto has delivered to the Company and the other party a written request for such consultation. The parties shall discuss in a spirit of consensus in order to adopt a solution, take into consideration the interests of the

Company and of each party in the most appropriate way; provided, however, the Company shall not have any obligation to pay any monetary compensation to any party in respect of such non-compliance (other than pursuant to paragraph 14 of Beijing Vizeum Policies).

(g)	Where the Group has a reasonable concern relating to losses caused by multinational clients aligned to the Group, the Aegis Media network in the PRC will use its best endeavours to assist the Group in exploring strategies for mitigating any such losses. For the avoidance of doubt, the Aegis Media network in the PRC shall not have any obligation to pay any monetary compensation to the Group in respect of any such losses to the Group.
2.15.2	The Shareholders and Media Port shall also assist each other to procure that (i) the Group complies with the restrictions imposed upon it under their applicable articles of association or other constitutional documents, and all applicable laws and regulations; (ii) the business practices and procedures of the Group continue to be conducted in accordance with all applicable laws and regulations, sound and good local and international business practice as well as with fairness and integrity; and (iii) the Group acts in accordance with the Approved Business Plans (as may from time to time be amended by resolution of the Board).
2.16	Change in Legal Environment

If any party’s economic benefits are adversely and materially affected by the promulgation of any new laws or regulations in Hong Kong and/or the PRC, or the amendment or interpretation of any existing laws or regulations of Hong Kong and/or the PRC, the parties shall promptly consult with one another and use their best efforts to implement any adjustment necessary to maintain the economic benefit each party would have reasonably derived had such law or regulation not been promulgated or so amended or interpreted provided that such adjustment shall not have any adverse impact on any of the parties hereto nor their respective economic benefit.
3. MINORITY PROTECTION
3.1	The parties hereto shall exercise all voting rights and other powers of control available to them in relation to the Group to procure that, save as expressly permitted under this Agreement, (a) the matters set out in sub-clauses 3.1.1 to 3.1.18 below in relation to any Group Company shall require prior written approval of Media Port (for so long as Media Port holds any Beneficial Interest (as defined in the Joint Venture Agreement) or share in the Company) as well as PAL (for so long as PAL holds any share in the Company) and (b) the matters set out in sub-clauses 3.1.19 to 3.1.20 below in relation to any Group Company shall require prior written approval of PAL (for so long as PAL holds any share in the Company):
3.1.1	any business transaction, contractual arrangements or commitments by any Group Company outside the ordinary scope of Business;

3.1.2	the creation, issuance, allotment, reduction, redemption or alteration of any share or capital or any option, warrant, security or other obligation which is by its terms convertible into shares or equity interest (as the case may be) of any Group Company;

3.1.3	the commencement or settlement of any disputes, arbitration or other legal proceedings involving (a) an amount exceeding US$500,000 (or its equivalence in other currency); (b) any Shareholder or any Affiliate of such Shareholder (or Media Port before Closing — Title); or (c) any client or supplier of the Aegis Group on a global basis;

3.1.4	any disposal or purchase of equipment or capital asset by any Group Company in any year which may result in the aggregate book value or market value of all equipment or capital assets disposed or purchased by all Group Companies during the year exceeding US$500,000 (or its equivalence in other currency);

3.1.5	changing the nature or scope of the Business;

3.1.6	any liquidation, dissolution, winding-up, bankruptcy, insolvency or recapitalization of any Group Company or any sale, lease, exchange or other disposition of all or a substantial part of the assets of any Group Company;

3.1.7	any amendment or modification to the memorandum, articles of association, bye-laws or any other constitutional documents (as the case may be) of any Group Company, unless required by applicable law and regulations

3.1.8	removing a Director of the Company, unless the Director is being removed in accordance with this Agreement or applicable law and regulations or is disqualified to act as a Director of the Company under the Articles of Association of the Company or applicable law and regulations;

3.1.9	the acquisition, formation or disposal of any subsidiary company or joint venture or the making of any debt or equity investments in any other company or business including any merger, joint venture or partnership;

3.1.10	the making of any loan or advance or security (including guarantee) to or for the benefit of or entering into any agreement with PAL, Media Port, Charm or Mr. Dang or their respective Affiliates;

3.1.11	the listing or trading of the shares or equity of any Group Company on any exchange or over the counter market;

3.1.12	changing the name of any Group Company, unless as part of the global re-branding exercise in relation the Vizeum brand by the Aegis Group ;

3.1.13	appointing or terminating or changing the terms of employment (including compensation) of the chief executive officer or chief financial officer of any Group Company or any person acting in a similar capacity whatever may be his or her designation, which prior written approval shall not be unreasonably withheld;

3.1.14	adopting any share option scheme of any Group Company for its employees, executives or any other persons or granting any option under such scheme;

3.1.15	the borrowing of any money or the incurring of any debt (i) in the ordinary course of business or (ii) other than in the ordinary course of business which, in each case, may result in the aggregate outstanding amount of such borrowing or debt of all Group Companies exceeding US$500,000 (or its equivalence in other currency) at any given time;

3.1.16	the making of any loan, advance or security (including guarantee) to or for the benefit of any person or entity which may result in the aggregate outstanding amount of such loan, advance or security (including guarantee) of all Group Companies exceeding US$500,000 (or its equivalence in other currency) at any given time;

3.1.17	the mortgaging or charging of or the creation of any Encumbrance over any of the assets of any Group Company, other than permitted encumbrances, which shall include any liens imposed by applicable laws (i) for taxes that are not yet due and payable, (ii) of employees of the Group Companies for current wages not yet due and payable, (iii) incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, and (iv) in respect of pledges or deposits under workers’ compensation laws or similar legislation.

3.1.18	entering into any agreement or committing to do any of the matters set out in sub-clauses 3.1.1 to 3.1.17 above;

3.1.19	electing, settling or compromising any tax claims or elections;

3.1.20	entering into any agreement or committing to do any of the matters set out in sub-clause 3.1.19 above;
provided that, regarding any settlement of tax claim referred to in Clause 3.1.19, PAL will consult Media Port before making any decision.
4.	PROTECTION OF PARTIES’ INTERESTS
4.1	In this clause:
4.1.1	“Competing Business” means the business of media planning and buying on behalf of advertisers or their advertising agents in the PRC excluding out-of-home advertising, digital marketing and advertising services and below the line marketing and advertising services.

4.1.2	“Restricted Services” means services of the same type as or similar to or performing the same or similar functions of any service described under Competing Business; and

4.1.3	references to acting directly or indirectly include (without prejudice to the generality of that expression) references to acting alone or jointly with or by means of any other person.
4.2	Unless prior written consent has been obtained from PAL, Media Port covenants with PAL and the Company that during the period that Media Port or its Affiliates holds any Beneficial Interest or Share and during the period of two (2) years after the date when Media Port and its Affiliates ceases to hold any Beneficial Interest or Share, Media Port, Charm and their Affiliates shall not in the PRC directly or indirectly:

4.2.1	solicit, canvass or approach or endeavor to solicit, canvass or approach any person, firm or company who was provided with services by Beijing Vizeum at any time during the previous six (6) months period with a view of offering any Restricted Service provided by Beijing Vizeum in the PRC to such person, firm or company.

4.2.2	solicit or entice away or endeavor to solicit or entice away from Beijing Vizeum any person under employment by Beijing Vizeum in any capacity with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to a Competing Business or Restricted Services provided by Beijing Vizeum in the PRC whether or not such person would commit a breach of contract by reason of leaving such employment.
4.3	[Reserved]
4.4	Unless prior written consent has been obtained from Media Port, PAL covenants with Media Port and the Company that during the period when Media Port holds any Beneficial Interest or Share, Aegis Media in the PRC shall not in the PRC directly or indirectly:
4.4.1	solicit, canvass or approach or endeavor to solicit, canvass or approach any person, firm or company who was provided with services by Beijing Vizeum at any time during the previous six (6) months period with a view of offering to such person, firm or company any Restricted Services provided by Beijing Vizeum in the PRC.

4.4.2	solicit entice away or endeavor to solicit or entice away from Beijing Vizeum any person under employment by Beijing Vizeum in any capacity with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to a Competing Business or Restricted Services provided by Beijing Vizeum in the PRC whether or not such person would commit a breach of contract by reason of leaving such employment.
4.5	Unless prior written consent has been obtained from Media Port, PAL and the Company covenant with Media Port that during the period of two (2) years after Media Port ceases to hold any Beneficial Interest or Share, PAL, the Company and Beijing Vizeum shall not in the PRC directly or indirectly:
4.5.1	solicit, canvass or approach or endeavor to solicit, canvass or approach any person, firm or company who was provided with services by any member of the Charm Group at any time during the previous six (6) months period with a view of offering to such person, firm or company any service of the same type as or similar to or perform the same or similar functions of any services provided by any member of the Charm Group at the date hereof;

4.5.2	solicit or entice away or endeavor to solicit or entice away from any member of the Charm Group any person under employment by any member of the Charm Group in any capacity with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to any business which competes with the business of any member of the Charm Group at the date hereof or any services of the same type as or similar to or perform the same or similar functions of any service provided by any member of the Charm Group at the date hereof whether or not such person would commit a breach of contract by reason of leaving such employment.
4.6	Notwithstanding anything herein contained, the restrictions set out in Clauses 4.2, 4.4 and 4.5 shall not apply to anything done under or pursuant to (i) any open market client pitch process involving any subsidiary of Aegis Media network, PAL, members of the Charm Group, the Company or Beijing Vizeum (as the case may be), and (ii) any public advertisement of employment to which an employee responds.
4.7	Each of the restrictions set out in Clauses 4.2, 4.4 and 4.5 above are separate and severable and in the event of any such restriction being determined as unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.
4.8	The parties agree that having regard to all the circumstances the restrictive covenants herein contained are reasonable and necessary for the protection of the relevant party and further agree that having regard to those circumstances the said covenants do not work harshly upon the relevant party. However, it is recognized that restrictions of the nature in question may fail for technical reasons currently unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the relevant party but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.
4.9	The parties hereto agree that if any restrictions set out in any of Clauses 4.2 and 4.5 are held by a court of competent jurisdiction to be unenforceable against any covenantee on the basis that the duration of such restriction of two (2) years is too long, the duration of each such restriction shall be read and construed as 18 months; and if a court of competent jurisdiction held that the restrictions out in any of Clauses 4.2 and 4.5 for the duration of 18 months to be unenforceable against any covenantee, the duration of each such restriction shall be read and construed as 12 months; and if a court of competent jurisdiction held that the restrictions out in any of Clauses 4.2 and 4.5 for the duration of 12 months to be unenforceable against any covenantee, the duration of each such restriction shall be read and construed as 6 months.
4.10	Subject to Clause 4.11, Charm and/or its Affiliates shall not Transfer or create any Encumbrance over any beneficial interest or share(s) of Media Port held by it without the prior written consent of PAL, it being acknowledged that the restrictions contained in this Section 4.10 are not intended to restrict or prohibit in any manner the sale of Charm.
4.11	Notwithstanding Clause 4.10, Charm and/or its Affiliates may at any time, without the consent of PAL, Transfer any beneficial interest or share(s) of Media Port held by it to any Affiliate of Charm provided that if such Affiliate ceases to be an Affiliates of

Charm, Charm shall promptly procure such Affiliate to transfer such beneficial interest or share(s) in Media Port back to Charm.
5. TRANSFER OF SHARES
5.1	Restriction on Transfer of Shares
5.1.1	Media Port shall not Transfer or create any Encumbrance over any Beneficial Interest or Share held by it without the prior written consent of PAL. PAL shall not Transfer or create any Encumbrance over any Share held by it without the prior written consent of Media Port. Any Transfer of or creation of Encumbrance over any Share to a third party by Media Port or PAL without the prior written consent of the other party shall be void and ineffective and shall not bind or be recognized by the Company.

5.1.2	Notwithstanding Clause 5.1.1, PAL may at any time, without the consent of Media Port, Transfer any Share held by it to any Affiliate of PAL provided that if such Affiliate ceases to be an Affiliates of PAL, PAL shall promptly procure such Affiliate to transfer such share back to PAL.
5.2	Admission of Third Party Transferee as Shareholder
Subject to Clause 5.1, if a party hereto Transfers its Shares to a third party transferee, the admission of such third party transferee as a Shareholder of the Company shall not become effective unless and until the following conditions precedent are satisfied and the remaining Shareholders receive all the executed copies of the relevant agreements, documents and instruments as stated below:
5.2.1	a Deed of Ratification and Accession by the third party transferee is executed; and/or

5.2.2	such other documents or instruments as may be required in order to effect its admission as a Shareholder of the Company under this Agreement, the Articles of Association or other applicable rules of the Company, or any applicable law or ordinance, are executed.
6. FIRST CALL OPTION
6.1	First Call Option
6.1.1	PAL shall have the option (the “First Call Option”), but not the obligation to purchase from Media Port eleven percent (11%) of the total issued and outstanding shares of the Company (the “First Call Option Shares”) at the First Call Option Purchase Price (as defined below) by giving Media Port notice in writing.

6.1.2	PAL may only exercise the First Call Option at any time during the period of two (2) years from 1st January 2016.

6.2	Sale and Purchase of First Call Option Shares
6.2.1	Subject to the terms and conditions set forth in this Agreement, and in the event PAL exercises the First Call Option by giving Media Port notice in writing, Media Port shall as beneficial owner transfer to PAL the First Call Option Shares free from all Encumbrances on the First Call Option Closing Date (as defined below).
6.3	First Call Option Purchase Price and First Call Option Closing Date
6.3.1	In the event of the occurrence of the transfer by Media Port to PAL of the First Call Option Shares as a result of the exercise of the First Call Option, as consideration for the purchase of the First Call Option Shares, PAL shall pay to Media Port an amount (“First Call Option Shares Purchase Price”) equal to eleven percent (11%) of nine (9) times of the average PAT of the Company for the two (2) financial years immediately before the financial year in which the First Call Option is exercised (“First Call Option Earnout Period”) on a date to be agreed upon by PAL and Media Port but in any case within one (1) month of:
(a)	the receipt by PAL of the Financial Statements of the Company for the First Call Option Earnout Period; and

(b)	Media Port’s agreement with PAL’s calculation of the average PAT for the determination of the First Call Option Shares Purchase Price, failing which, the amount of the average PAT having been agreed between the parties or determined by the Independent Advisor in accordance with Clause 10,

(such date of transfer hereinafter the “First Call Option Closing Date”);
6.3.2	PAL and Media Port shall use their best endeavor to procure that the Financial Statements of the Company for the First Call Option Earnout Period be available as soon as practicable after the end of the said period.

6.3.3	Notwithstanding any provision to the contrary in this Agreement, the aggregate consideration payable by PAL to Media Port in respect of the First Call Option Shares (a) shall not exceed Fifty Million Renminbi (RMB50,000,000) (the “First Call Option Maximum Consideration”) and (b) shall not be less than zero.

6.3.4	In the event the First Call Option Shares Purchase Price reaches the amount of the First Call Option Maximum Consideration, the First Call Option Shares Purchase Price shall be deemed to be equal to the First Call Option Maximum Consideration.
6.4	First Call Option Closing
6.4.1	First Call Option Closing shall take place at the office of K&L Gates in Hong Kong or such other place as the parties may agree, on the First Call Option

Closing Date.

6.4.2	On the First Call Option Closing Date:
6.4.2.1	Media Port shall deliver or cause to be delivered to PAL:
(a)	duly executed instruments of transfer and sold notes in respect of the First Call Option Shares in favour of PAL or its nominee together with definitive share certificates thereof in the names of the relevant transferor;

(b)	half (1/2) share of the stamp duty payable to the Hong Kong Government on the sale and purchase of the First Call Option Shares;

(c)	the certificate of incorporation, business registration certificate, memorandum and articles of association, common seal, rubber chop, stamp, minute book, statutory register, share certificate books, ledgers, accounts, bank books, cheque books and bank statements (if applicable) of the Company;

(d)	any other property and documents of each Group Company which may be in Media Port’s possession or under Media Port’s control;

(e)	the resignation by way of deed of such of the director(s) of each Group Company acknowledging that he/she has no claim against any of the Group Companies whether for loss of office or otherwise, as PAL may require (subject to Clause 2.2);

(f)	the resignation by way of deed of the secretary of the Company acknowledging that he/she has no claim against any of the Group Companies whether for loss of office or otherwise, as PAL may require;

(g)	the resignation of the legal representative of Beijing Vizeum by way of deed and confirming that he has no claim against Beijing Vizeum whether for loss of office or otherwise, as PAL may require;

(h)	the location of the registered office shall be maintained or changed to a location nominated by the PAL;

(i)	the resignation of the auditors (if any) of the Group Companies in each case confirming that there are no circumstances connected with their resignation which should be brought to the attention of the members or creditors of the Group Companies and that no fees are due to them, as PAL may require; and

(j)	closing warranties certificate in the form set out in Schedule 3 duly executed by Media Port.

6.4.2.2	the parties shall procure that the following business is transacted at the meetings of the directors of the Group Companies:
(a)	the directors of the Company shall approve the transfers of the First Call Option Shares for registration, the entry of the transferee in the register of members of the Company and the issuance of new share certificate to PAL or its nominee;

(b)	all existing mandates for the operation of the bank accounts of the Group Companies shall be revoked and new mandates issued giving authority to those persons nominated by PAL, as PAL may require;

(c)	the resignation of the directors, secretary, legal representative and auditors (as the case may be) mentioned in Clauses 6.4.2.1(e), (f), (g) and (i) shall be approved; and

(d)	the person(s) nominated by PAL for appointment as directors, secretary, legal representative, and auditors of the Company Companies, as PAL may require (subject to Clause 2.2).
6.4.3	Upon fulfillment of the provisions of Clauses 6.4.2.1 and 6.4.2.2, PAL shall pay the First Option Shares Purchase Price to Media Port.
7.	SECOND CALL OPTION / CHARM PUT OPTION

7.1	Second Call Option by PAL and Charm Put Option

Subject to PAL having exercised the First Call Option and the First Call Option Closing having occurred in accordance with Clause 6 (but not otherwise):
7.1.1	PAL shall have the further option (the “Second Call Option”), but not the obligation to purchase from Media Port up to 30% of the total issued and outstanding shares of the Company. The Second Call Option is exercisable in three separate tranches during the respective periods and for such respective percentages of the total issued and outstanding shares of the Company as set out in Clause 7.1.3, by giving notice in writing to Media Port;

7.1.2	During the exercise period of each tranche of the Second Call Option, Media Port shall have the option (the “Charm Put Option”), but not the obligation to require PAL to purchase from Media Port the relevant percentage of the total issued and outstanding shares of the Company subject to such tranche, by notice in writing to PAL, if PAL has not already exercised such tranche of the Second Call Option by the time of such notice.

7.1.3	Each tranche of the Second Call Option (and the corresponding Charm Put Option in relation to such tranche) may only be exercised during the respective period and for the respective percentage of the total issued and outstanding shares of the Company set out below:

	Period of exercising each	Percentage of total issued and
	tranche of the Second Call	outstanding shares of the Company to
Tranche of the	Option (or the	be purchased and sold under each
Second Call	corresponding Charm Put	tranche of the Second Call Option (or
Option	Option)	the corresponding Charm Put Option)
1	6 years from 1 January 2018	10%
2	4 years from 1 January 2020	10%
3	2 years from 1 January 2022	10%
7.2	Sale and Purchase of Second Call Option Shares
7.2.1	Subject to the terms and conditions set forth in this Agreement, and in the event PAL exercises any tranche of the Second Call Option by giving notice in writing to Media Port or Media Port exercises the corresponding Charm Put Option to any tranche of the Second Call Option by giving notice in writing to PAL, Media Port shall as beneficial owner transfer to PAL the relevant percentage of the total issued and outstanding shares of the Company in relation to such tranche (“the Second Call / Charm Put Option Tranche Shares”) free from all Encumbrances on the relevant Second Call / Charm Put Option Tranche Shares Closing Date (as defined below).
7.3	Second Call / Charm Put Option Tranche Shares Purchase Price and Second Call / Charm Put Option Tranche Shares Closing Date
7.3.1	In the event of the occurrence of each transfer by Media Port to PAL of the Second Call / Charm Put Option Tranche Shares as a result of the exercise of each tranche of the Second Call Option (or its corresponding Charm Second Put Option), as consideration for the purchase of the Second Call / Charm Put Option Tranche Shares under such tranche PAL shall pay to Media Port an amount (“Second Call / Charm Put Option Tranche Shares Purchase Price”) equals to ten percent (10%) of nine (9) times of the average PAT of the Company for the two (2) financial years immediately before the financial year in which such tranche of the Second Call Option (or its corresponding Charm Put Option) is exercised (“Second Call / Charm Put Option Earnout Period”) on a date to be agreed upon by the parties but in any case within one (1) month of:
(a)	the receipt by PAL of the Financial Statements of the Company for the relevant Second Call / Charm Put Option Earnout Period; and

(b)	Media Port’s agreement with PAL’s calculation of the average PAT for the determination of the relevant Second Call / Charm Put Option Tranche Shares Purchase Price, failing which, the amount of the average PAT having been agreed between the parties or determined by the Independent Advisor in accordance with Clause 10,

(such date of transfer hereinafter a “Second Call / Charm Put Option Tranche Shares Closing Date”);

7.3.2	PAL and Media Port shall use their best endeavor to procure that the Financial Statements of the Companies for the relevant Second Call / Charm Put Option Earnout Period be available as soon as practicable after the end of the said period.

7.3.3	In the event of any Second Call / Charm Put Option Tranche Shares Purchase Price, when aggregated with the First Call Option Shares Purchase Price and any other Second Call / Charm Put Option Tranche Shares Purchase Price previously paid, reaches the amount of the Final Maximum Consideration (as defined below), no further amount shall be payable for the exercise of Second Call / Charm Put Option, and the Second Call / Charm Put Option Tranche Shares Purchase Price shall be deemed to have been paid in full.
7.4	Second Call / Charm Put Option Tranche Shares Closing
7.4.1	Each Second Call / Charm Put Option Tranche Shares Closing shall take place at the office of K&L Gates in Hong Kong or such other place as the parties may agree, on the relevant Second Call / Charm Put Option Tranche Shares Closing Date.

7.4.2	On each Second Call / Charm Put Option Tranche Shares Closing Date:
7.4.2.1	Media Port shall deliver or cause to be delivered to PAL:
(a)	duly executed instruments of transfer and sold notes in respect of the relevant Second Call / Charm Put Option Tranche Shares in favour of PAL or its nominee together with definitive share certificates thereof in the name of the relevant transferor;

(b)	half (1/2) share of the stamp duty payable to the Hong Kong Government on the sale and purchase of such Second Call / Charm Put Option Tranche Shares;

(c)	closing warranties certificate in the form set out in Schedule 3 duly executed by Media Port; and

(d)	the resignation by way of deed of such of the director(s) of each Group Company acknowledging that he/she has no claim against any of the Group Companies whether for loss of office or otherwise, as PAL may require (subject to Clause 2.2).
7.4.2.2	the parties shall procure that the following business is transacted at the meetings of the directors of the Group Companies:
(a)	the directors of the Company shall approve the transfers of the relevant Second Call / Charm Put Option Tranche Shares for registration, the entry of the transferee in the register of members of the Company and the issuance of the new share certificate to PAL or its nominee;

(b)	the resignation of the directors mentioned in Clause 7.4.2.1 (d) shall be approved; and

(c)	the person(s) nominated by PAL for appointment as director(s) of the Group Companies, as PAL may require (subject to Clause 2.2).
7.4.3	Upon fulfillment of the provisions of Clauses 7.4.2.1 and 7.4.2.2, PAL shall pay the relevant Second Call / Charm Put Option Tranche Shares Purchase Price to Media Port.
8.	FINAL CALL OPTION / FINAL PUT OPTION

8.1	Final Call Option / Put Option on Remaining Shares
8.1.1	PAL shall have the option (the “Final Call Option”), but not the obligation to purchase all (but not part) of the issued and outstanding shares of the Company owned by Media Port (the “Remaining Shares”) at the Final Purchase Price, by giving Media Port notice in writing.

8.1.2	Media Port shall have the option (the “Final Put Option”), but not the obligation to require PAL to purchase from Media Port all (but not part) of the Remaining Shares at the Final Purchase Price, by giving PAL notice in writing, if PAL has not already exercised the Final Call Option.

8.1.3	PAL may only exercise the Final Call Option and Media Port may only exercise the Final Put Option at any time during a period of ten (10) years from 1st January 2024.
8.2	Sale and Purchase of Remaining Shares pursuant to Final Call Option / Final Put Option
8.2.1	Subject to the terms and conditions set forth in this Agreement, and in the event PAL exercises the Final Call Option by giving Media Port notice in writing, Media Port shall transfer as beneficial owner to PAL the Remaining Shares free from all Encumbrances on the Final Closing Date (as defined below).

8.2.2	Subject to the terms and conditions set forth in this Agreement, and in the event Media Port exercises the Final Put Option by giving PAL notice in writing, PAL shall purchase from Media Port the Remaining Shares on the Final Closing Date.
8.3	Final Purchase Price and Final Option Closing Date
8.3.1	In the event of the occurrence of the transfer by Media Port to PAL of the Remaining Shares as a result of the exercise of the Final Call Option or the Final Put Option (as the case may be), PAL shall pay to Media Port an amount (“Final Purchase Price”) equals to the Remaining Shareholding Percentage (as defined below) of nine (9) times of the average PAT of the Company for the two (2) financial years immediately before the financial year in which the First Call Option or the First Put Option (as the case may be) is exercised

(“Final Option Earnout Period”) on a date to be agreed upon by the parties but in any case within one (1) month of:
(a)	the receipt by PAL of the Financial Statements of the Company for the Final Option Earnout Period; and

(b)	Media Port’s agreement with PAL’s calculation of the average PAT for the determination of the Final Purchase Price, failing which, the amount of the average PAT having been agreed between the parties or determined by the Independent Advisor in accordance with Clause 10,

(such date of transfer hereinafter the “Final Closing Date”);
8.3.2	PAL and Media Port shall use their best endeavor to procure that the Financial Statements of the Company for the Final Option Earnout Period be available as soon as practicable after the end of the said period.

8.3.3	For purposes of this Clause 8 (and Clause 9), “Remaining Shareholding Percentage” shall mean the percentage obtained by dividing (i) the Remaining Shares by (ii) the total issued and outstanding shares of the Company as at the Final Closing Date (or the Default Option Closing Date).

8.3.4	Notwithstanding any provisions to the contrary in this Agreement, the aggregate consideration payable by PAL to Media Port in respect of the First Call Option Shares, all the Second Call / Charm Put Option Tranche Shares and the Remaining Shares shall not exceed the aggregate of Seven Hundred Million Renminbi (RMB 700,000,000) (the “Final Maximum Consideration”) and (b) shall not be less than zero.

8.3.5	In the event the Final Purchase Price, when aggregated with the First Call Option Shares Purchase Price and the Second Call / Charm Put Option Tranche Shares Purchase Price previously paid, reaches the amount of the Final Maximum Consideration, no further amounts shall be payable for the exercise of the Final Call Option or the Final Put Option (as the case may be), and the Final Purchase Price shall be deemed to have been paid in full.
8.4	Final Closing
8.4.1	Final Closing shall take place at the office of K&L Gates in Hong Kong or such other place as the parties may agree, on the Final Closing Date.

8.4.2	On the Final Closing Date:
8.4.2.1	Media Port shall deliver or cause to be delivered to PAL:
(a)	duly executed instruments of transfer and sold notes in respect of the Remaining Shares in favour of PAL or its nominee together with definitive share certificates thereof in the name of the relevant transferor;

(b)	half (1/2) share of the stamp duty payable to the Hong Kong Government on the sale and purchase of the Remaining Shares;

(c)	closing warranties certificate in the form set out in Schedule 3 duly executed by Media Port;

(d)	the resignation by way of deed of such of the director(s) of each Group Company acknowledging that he/she has no claim against any of the Group Companies whether for loss of office or otherwise, as PAL may require (subject to Clause 2.2); and

(e)	all other items mentioned under Clause 6.4.2.1 to the extent that they have not been previously delivered by Media Port to PAL, as PAL may require.
8.4.2.2	the parties shall procure that the following business is transacted at the meetings of the directors of the Group Companies:
(a)	the directors of the Company shall approve the transfers of the Remaining Shares for registration, the entry of the transferee in the register of members of the Company and the issuance of the new share certificate to PAL or its nominee;

(b)	the resignation of the directors mentioned in Clause 8.4.2.1(d) shall be approved;

(c)	the person(s) nominated by PAL for appointment as director(s) of the Group Companies (as the case may), as PAL may require (subject to Clause 2.2);

(d)	each of the other business mentioned in Clause 6.4.2.2 to the extent they have not been previously approved by the directors of the Group Companies, as PAL may require.
8.4.3	Upon fulfillment of the provisions of Clauses 8.4.2.1 and 8.4.2.2, PAL shall pay the Final Purchase Price to Media Port.
9.	DEFAULT OPTION

9.1	Default Call Option on Remaining Shares
9.1.1	In the event that (a) Mr. Dang is in breach of the Deed of Non-Competition, or (b) Media Port is in breach of any provision under Clause 4 of this Agreement, or (c) Charm is in breach of Sections 12.4(b) or 12.6 of the Charm Share Subscription Agreement or Clauses 10.4(b) or 10.6 of the Charm Shareholders’ Agreement (as applicable), or (d) Media Port or Charm is in material breach of its obligation under any other provision of this Agreement (excluding Clauses 2.7.3, 2.14.6, and 2.15) or any Charm Transaction Agreement to which it is a party, and in each case such breach has not been remedied to the reasonable satisfaction of PAL within thirty (30) days from the date of written notice from PAL requiring such breach to be remedied; or (c) Aegis shall have the right to exercise the Aegis Put Option pursuant to Section 12.7 of the Charm Share Subscription Agreement and Clause 10.7 of the Charm Shareholders’ Agreement (each a “Default Event”), PAL shall have the option (the “Default Call Option”), but not the obligation, to purchase from Media Port the Remaining Shares at the Default Purchase Price (as defined below), by giving Media Port notice in writing.

9.1.2	PAL may exercise the Default Call Option at any time after the occurrence of a Default Event, whether or not PAL has already exercised the First Call Option, the Second Call Option or the Final Call Option, and whether or not Media Port has already exercised the Charm Put Option or the Final Put Option.
9.2	Sale and Purchase of Remaining Shares pursuant to Default Call Option
9.2.1	Subject to the terms and conditions set forth in this Agreement, and in the event PAL exercises the Default Call Option by giving Media Port notice in writing, Media Port shall transfer as beneficial owner to PAL the Remaining Shares free from all Encumbrances on the Default Closing Date (as defined below).
9.3	Default Purchase Price and Default Closing Date
9.3.1	In the event of the occurrence of the transfer by Media Port to PAL of the Remaining Shares as a result of the exercise of the Default Call Option, PAL shall pay to Media Port an amount equals to the Remaining Shareholding Percentage of three (3) times of the average PAT of the Company for the two (2) financial years immediately before the financial year in which the Default Call Option is exercised (“Default Call Option Earnout Period”) (“Default Purchase Price”) on a date to be agreed upon by the parties but in any case within one (1) month of:
(a)	the receipt by PAL of the Financial Statements of the Company for the Default Call Option Earnout Period; and

(b)	Media Port’s agreement with PAL’s calculation of the average PAT for the determination of the Default Purchase Price, failing which, the amount of the average PAT having been agreed between the parties or determined by the Independent Advisor in accordance with Clause 10,

(such date of transfer hereinafter the “Default Option Closing Date”);
9.3.2	PAL and Media Port shall use their best endeavor to procure that the Financial Statements of the Company for the Default Option Earnout Period be available as soon as practicable after the end of the said period.

9.3.3	Notwithstanding any provision to the contrary in this Agreement, the Default Purchase Price payable by PAL to Media Port for the Remaining Shares (a) shall not exceed Twenty Million Renminbi (RMB20,000,000) (the “Maximum Default Purchase Price”) and (b) shall not be less than zero. In the event the

Default Purchase Price reaches the Maximum Default Purchase Price or (b) when aggregated with any First Call Option Shares Purchase Price and the Second Call / Charm Put Option Tranche Shares Purchase Price previously paid, reaches the amount of the Final Maximum Consideration, no further amounts shall be payable for the Remaining Shares, and the Default Purchase Price shall be deemed to have been paid in full.
9.4	Default Option Closing
9.4.1	Default Option Closing shall take place at the office of K&L Gates in Hong Kong or such other place as the parties may agree, on the Default Option Closing Date.

9.4.2	On the Default Option Closing Date:
9.4.2.1	Media Port shall deliver or cause to be delivered to PAL all the items mentioned in Clause 8.4.2.1; and

9.4.2.2	the parties shall procure that the business mentioned under Clause 8.4.2.2 is transacted at the meetings of the directors of the Group Companies.
9.4.3	Upon fulfillment of the provisions of Clauses 9.4.2.1 and 9.4.2.2, PAL shall pay the Default Purchase Price to Media Port.
10.	DETERMINATION OF PAT

10.1	In the event that PAL exercises the First Call Option, Second Call Option, Final Call Option or Default Call Option (as the case may be) or in the event Media Port exercises the Charm Put Option or the Final Put Option (as the case may be), PAL shall provide Media Port with a written statement of its calculation (the “Calculation Statement”) of the PAT for the relevant period(s) for determination of the relevant part of the applicable Purchase Price within thirty (30) days after the receipt of the Financial Statements for such relevant period(s).

10.2	Upon receiving a Calculation Statement, Media Port shall within sixty (60) days either (i) notify PAL in writing that they agree with the Calculation Statement or (ii) notify PAL in writing that they do not agree with the Calculation Statement and stating the grounds of their disagreement and their own calculation of the PAT for determination of the relevant part of the applicable Purchase Price together with a copy of any financial information used in making such calculation (the “Dispute Notice”). If PAL does not receive any Dispute Notice from Media Port within such sixty (60) days period, Media Port shall be deemed to have agreed to the Calculation Statement and PAL’s calculation of the PAT for determination of the relevant part of the applicable Purchase Price therein contained.

10.3	In the event a Dispute Notice is given by Media Port according to Clause 10.2, PAL and Media Port shall meet and attempt in good faith to resolve the items or amounts in dispute. If PAL and Media Port are unable to reach an agreement within five (5) days after receipt of the Dispute Notice by PAL, either party may request an Independent Advisor to review the disputed items or amounts and compute the PAT for the relevant period(s) in question. In making its calculation, the Independent Advisor shall consider only the items or amounts in dispute (and to the extent required, any other items or amounts necessary to derive the disputed items or amounts). Such determination shall be made within thirty (30) days after such request and shall be conclusive and binding on the parties. The fees, costs and expenses of the Independent Advisor shall be borne by the party whose calculation of the PAT for the relevant period(s) is furthest from the Independent Advisor’s calculation.

11.	EQUITABLE ADJUSTMENT

11.1	If PAL is in breach of any of its obligations under Clause 4.4 and such breach has a material adverse effect on Media Port’s ability to achieve that level of Purchase Price which, on a reasonably objective basis, would have been obtainable but for PAL’s breach, then, provided that an Equitable Adjustment Notice (as defined below) has been delivered to PAL by Media Port in accordance with Clauses 11.2, PAL shall make an equitable adjustment (an “Equitable Adjustment”) to the relevant Purchase Price to compensate for such material adverse effect.

11.2	Media Port shall within sixty (60) days of Media Port becoming aware or the first day Media Port reasonably should have become aware (taking into consideration the representation of Media Port in the management of the Group) of any action which constitutes a breach by PAL of its obligations under Clause 4.4, notify PAL in writing of its intention to seek an Equitable Adjustment, specifying the action of breach which Media Port reasonably believe will have a material adverse effect on the amount of the Purchase Price and a calculation of such material adverse effect (an “Equitable Adjustment Notice”). Notwithstanding anything contained herein to the contrary, Media Port shall not send an Equitable Adjustment Notice and shall not seek any of the remedies of this Clause 11.2 more than one (1) year after payment of the relevant Purchase Price. By way of illustration, if Media Port wishes to seek an Equitable Adjustment to the First Option Purchase Price, Media Port will not be entitled to any of the remedies of Clause 11.2 more than one (1) year after payment of the First Option Purchase Price.

11.3	PAL and Media Port shall attempt in good faith to determine whether an Equitable Adjustment is due and the amount, if any, of the Equitable Adjustment. If PAL and Media Port are unable to reach an agreement within thirty (30) Business Days following receipt of an Equitable Adjustment Notice, either party may refer the dispute to the Independent Advisor, in which case the Independent Advisor will review the circumstances of the dispute including any other actions of either party (whether connected to its actions which are the subject of the dispute or other actions undertaken to ameliorate the material adverse effects of such actions) and determine whether an Equitable Adjustment is due and, if any, the amount or nature of the Equitable Adjustment. In order to enable the Independent Advisor to determine whether an Equitable Adjustment is warranted and to quantify the amount of any Equitable Adjustment, both parties should make available to the Independent Advisor all relevant information including, but not limited to, business contracts, agreements and the books and records of relevant businesses involved. The parties will use their respective commercially reasonable best efforts to ensure that such determination will be made within twenty (20) Business Days after the date on which the Independent Advisor begins its review. The parties agree that the Independent Advisor’s determination will be conclusive and binding on the parties. The fees, costs and expenses of the Independent Advisor will be borne by the party that is furthermost from the Independent Advisor’s determination as determined by the Independent Advisor.

11.4	For avoidance of doubt, no Equitable Adjustment shall result in the relevant consideration payable by PAL to exceed the applicable maximum amount as provided for under Clauses 6.3.3, 7.3.3, 8.3.4 or 9.3.3 (as the case may be).

11A.	ALTERNATIVE STRUCTURE

PAL and Media Port shall use their best endeavours to form the Joint Venture utilizing an alternative structure (the “Alternative Structure”) to that contemplated in the Joint Venture Agreement in the event that the Transfer of Vizeum Title cannot take place pursuant to the Joint Venture Agreement. Where such Alternative Structure is formed, the terms and conditions of this Agreement shall deem to apply to the extent possible to such Alternative Structure.

12.	TERM

12.1	Termination
12.1.1	Subject to Clause 12.2, the term of this Agreement shall continue until terminated with respect to PAL or Media Port upon it ceasing to hold any Share (or in the case of Media Port before Closing — Title, upon it ceasing to hold any Beneficial Interest) or upon written notice to it (in this Clause referred to as the Defaulter) and to the Company by the other party upon the occurrence of any of the following events:
(a)	if a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed for the winding-up, insolvency, administration, reorganization, reconstruction, dissolution or bankruptcy of the Defaulter or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the Defaulter or of all or any part of its business or assets; if the Defaulter is unable or admits its inability to pay its debts as they fall due or seeks to enter into any composition or other arrangement with its creditors or is declared or becomes bankrupt or insolvent; or if a creditor takes possession of all or any material part of the business or assets of the Defaulter or any execution or other legal process is enforced against the business or any material portion of the assets of the Defaulter and is not discharged within 14 days;

(b)	if the Defaulter ceases or threatens to cease to carry on its business or any substantial part thereof or changes or threatens to change the nature or scope of its business or if the Defaulter disposes of or threatens to dispose of or any governmental or other authority expropriates or threatens to expropriate all or any substantial part of its business or assets or displaces or threatens to displace the management of the Defaulter; and

(c)	if the Defaulter is in material breach of its obligations hereunder and such breach has not been remedied at the expiry of thirty (30) days following written notice to that effect having been served on the Defaulter by the other parties, such notice to specify in reasonable detail the nature of the breach and the relevant clause in this Agreement where it is alleged that the Defaulter has breached;
Provided that no party may serve any written notice to terminate this Agreement under this Clause 12.1 if such party is the Defaulter.

12.2	Survival

The obligations of the parties under Clauses 4 and 14 shall survive the termination of this Agreement pursuant to Clause 12.1.

12.3	Antecedent Breach

Termination of this Agreement (or such termination with respect to any party hereto) shall not affect any obligations and liabilities of any party in respect of any antecedent breach.

13.	GOVERNING LAW AND ARBITRATION

13.1	Governing Law

This Agreement, and the rights and obligations arising hereunder, shall be governed by, and construed in accordance with, the laws of Hong Kong.

13.2	Arbitration
13.2.1	Save and except for Clause 11.3 of this Agreement, any and all disputes arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance of this Agreement shall be solely and finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by a single arbitrator appointed in accordance with the ICC Rules. The Parties agree that the award of the arbitrator shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented to the arbitrator, irrespective of the magnitude thereof.

13.2.2	All arbitration proceedings shall be conducted in the English language pursuant to the ICC Rules. The arbitration shall take place in Hong Kong or such other place as the parties may mutually agree in writing. The parties hereto agree to facilitate the arbitration by (i) making available to each other and to the arbitrator all documents, books, records and personnel under his control as the arbitrator shall determine to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive, contiguous days; and (iii) observing strictly the time periods established by the ICC Rules or by the arbitrator for the submission of evidence and briefs.

13.2.3	Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereby waive to the fullest extent permitted by law any rights to appeal or to review such award by any court or tribunal. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment on the arbitration award may be entered in any court having jurisdiction over the parties or their assets.

13.2.4	Notwithstanding anything herein contained, each party shall be entitled to seek injunction relief, if possible, from any court of competent jurisdiction to protect its rights under this Agreement pending the constitution of the arbitral tribunal pursuant to this Clause 13.
14.	CONFIDENTIALITY

14.1	Strict confidentiality

All proprietary or non-public information provided by any party to this Agreement to any other party shall be maintained strictly confidential by the receiving party for a period of two years from the date of termination of this Agreement.

14.2	Public domain, etc.

Notwithstanding the foregoing, the receiving party shall be relieved of the confidentiality obligations of this Clause 14 if:
14.2.1	the information is or becomes generally available to the public through no fault of the receiving party; or

14.2.2	the information was previously known to the receiving party or is acquired in good faith by the receiving party from a third party not under an obligation of confidence with respect to such information; or

14.2.3	the information is required to be disclosed by law, the rules of any stock exchange or disclosure to each party’s legal or financial advisers for the purpose of enforcing its rights or performing its obligations hereunder.
15.	FORCE MAJEURE

No party shall be liable for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riots, civil unrest, wars, natural disasters, fires, governmental laws or orders, actions by the government or any agency thereof, terrorist actions, or other contingencies beyond the reasonable control of the performing party.

16.	MEMORANDUM AND ARTICLES OF ASSOCIATION

The parties agree that the Memorandum and Articles of Association of the Company shall not be amended in any manner, which is inconsistent with the terms of this Agreement while this Agreement remains in effect. To the extent that any provision of this Agreement shall conflict with any provision of the Memorandum and Articles of Association of the Company, the parties agree that the provisions of this

Agreement shall prevail and the parties shall cause the Memorandum and Articles of Association to be amended to comply with the provisions of this Agreement as soon as practicable.
17.	MISCELLANEOUS

17.1	For the avoidance of doubt, Clauses 2.2-2.4, 2.5.2 (with respect to the bank accounts of the Company), 2.7-2.11, 2.13-2.15, 3, 4, 5, 9, 12-17 shall take effect, to the extent applicable, upon Closing — Beneficial Interest.

17.2	Failure or delay at any time on the part of a party to exercise any right, power or privilege under any provision of this Agreement shall not be construed as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any future exercise thereof.

17.3	If any term or provision of this Agreement is hereafter determined to be illegal or invalid by any court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby and shall continue in force notwithstanding such illegal provision or provisions. Any illegal or invalid provision of this Agreement shall be replaced by a provision which is valid and legal and most nearly gives effect to the original intent of the illegal or invalid provision.

17.4	This Agreement, together with the documents in the agreed form, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

17.5	The Company shall provide such information about the Group and its business to the Shareholders as the Shareholders may reasonably request from time to time.

17.6	Media Port and Charm shall jointly and severally indemnify, defend and hold harmless PAL, the Company and their respective Affiliates (other than Media Port and Charm) and each of them, from and against any and all the losses, shortages, damages, deficiencies, costs, liabilities, expenses, (including but not limited to, interest, penalties and reasonable attorneys’, accountants’ and other professional fees and disbursements) and assessments, claims, demands and actions (including those arising from third party) sustained, suffered or incurred by PAL, the Company or any of their Affiliates (other than Media Port and Charm) directly or indirectly arising from or in connection with any breach of any representation and warranty, undertaking, commitment, obligation, indemnity or covenant of Media Port and/or Charm contained in any of the Charm Transaction Agreements or in any certificate or other writing delivered in connection herewith or any facts or circumstances constituting such breach.

17.7	PAL shall indemnify, defend and hold harmless Media Port, the Company and Charm and their respective Affiliates and each of them, from and against any and all the losses, shortages, damages, deficiencies, costs, liabilities, expenses, (including but not limited to, interest, penalties and reasonable attorneys’, accountants’ and other professional fees and disbursements) and assessments, claims, demands and actions (including those arising from third party) sustained, suffered or incurred by Media

Port, the Company and/or Charm or any of their Affiliates directly or indirectly arising from or in connection with any breach of any representation and warranty, undertaking, commitment, obligation, indemnity or covenant of PAL contained in any of the Charm Transaction Agreements or in any certificate or other writing delivered in connection herewith or any facts or circumstances constituting such breach.
17.8	Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership or agency between the parties and save as expressly agreed herein none of the parties shall have any authority to bind or commit any other party.

17.9	PAL may at any time, without the consent of the other parties hereto, assign any of its rights or obligations under this Agreement to any Affiliate of PAL to which any Share is Transferred under this Agreement. In the event such affiliate ceases to be an Affiliate of PAL, PAL shall promptly procure such Affiliate to assign such rights or obligations back to PAL.

17.10	Media Port, Charm and the Company may not assign any of their rights or obligations under this Agreement to any other person without the prior written consent of PAL.

17.11	The parties shall pay their own costs in connection with the preparation, negotiation and execution of this Agreement and the stamp duty of and incidental to the Agreement shall be borne by PAL and Media Port in equal shares.

18.	GUARANTEE

18.1	In consideration of PAL and the Company entering into this Agreement (and in addition and without prejudice to any other obligations and liabilities of Media Port under this Agreement), Charm hereby unconditionally and irrevocably guarantees to PAL and the Company the due and punctual performance and observance by Media Port of all its agreements, undertakings, commitments, obligations, indemnities or covenants under or pursuant to the Charm Transaction Agreements, the Joint Venture Agreement and this Agreement and agrees to indemnify PAL, the Company and their respective Affiliates (other than Media Port and Charm) against all losses (including tax losses), damages, costs and expenses (including legal and tax costs and expenses) which PAL, the Company and their respective Affiliates (other than Media Port and Charm) may suffer through or arising from any breach by them of such agreements, undertakings, commitments, obligations, indemnities or covenants. Charm hereby waives any rights which it may have to require PAL or the Company to initiate or exhaust or otherwise make any claim for payment from Media Port to the intent that as between PAL and the Company on the one hand and Charm on the other, the latter shall be liable as principal obligor as if it had entered into such agreements, undertakings, commitments, obligations, indemnities or covenants jointly and severally with Media Port.

18.2	In consideration of Media Port and Charm entering into this Agreement (and in addition and without prejudice to any other obligations and liabilities of PAL under this Agreement), Aegis hereby unconditionally and irrevocably guarantees to Media Port and Charm the due and punctual performance and observance by PAL of all its agreements, undertakings, commitments, obligations, indemnities or covenants under or pursuant to the Charm Transaction Agreements and agrees to indemnify Media Port, Charm and their respective Affiliates against all losses (including tax losses), damages, costs and expenses (including legal and tax costs and expenses) which Media Port, Charm and their respective Affiliates may suffer through or arising from any breach by them of such agreements, undertakings, commitments, obligations, indemnities or covenants. Aegis hereby waives any rights which it may have to require Media Port or Charm to initiate or exhaust or otherwise make any claim for payment from PAL to the intent that as between Media Port and Charm on the one hand and Aegis on the other, the latter shall be liable as principal obligor as if it had entered into such agreements, undertakings, commitments, obligations, indemnities or covenants jointly and severally with PAL.
19.	NOTICES

19.1	A notice, approval, consent or other communication in connection with this Agreement:
19.1.1	must be in writing; and

19.1.2	must be left at the address of the addressee, or sent by prepaid registered post (airmail if posted to or from a place outside Hong Kong) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number in Hong Kong then to that address or facsimile number.

The address and facsimile number of each party is:

Media Port and Charm

c/o Charm Communications Inc. 26th Floor, Oriental Media Center 4 Guanghua Road, Chaoyang District Beijing 100026 People’s Republic of China Attention: Mr. He Dang Fax No.: (86) 10 6583 6860

with a copy to:

DLA Piper UK LLP Beijing Representative Office 20th Floor South Tower Beijing Kerry Center 1 Guanghua Road, Chaoyang District Beijing, China 100020 Attention: Mr. Steven Liu Fax No.: (86) 10 6561 5158

PAL

Address	:	16th Floor, 633 King’s Road, North Point, Hong Kong
Facsimile	:	(852) 2805 0308
Attn	:	Finance Director

With a copy to	:

Address	:	152 Beach Road, #36-05 Gateway East, Singapore 18972115
Facsimile	:	(65) 6396 5945
Attn	:	Chief Financial Officer, Asia Pacific, Aegis Media

and

Address	:	Parker Tower, 43-49 Parker Street
London, WC2B 5PS, England
Facsimile	:	44(0)20 7550 3322
Attn	:	General Counsel, Aegis Media

Company

Address	:	16th Floor, 633 King’s Road, North Point, Hong Kong
Facsimile	:	(852) 2805 0308
Attn	:	Finance Director

With a copy to	:

Address	:	152 Beach Road, #36-05 Gateway East, Singapore 18972115
Facsimile	:	(65) 6396 5945
Attn	:	Chief Financial Officer, Asia Pacific, Aegis Media

and

Address	:	Parker Tower, 43-49 Parker Street
London, WC2B 5PS, England
Facsimile	:	44(0)20 7550 3322
Attn	:	General Counsel, Aegis Media

Aegis

Address	:	180 Great Portland Street
London, England, W1W5QZ
Facsimile	:	(44) 20 7070 7800
Attn	:	Company Secretary

With a copy to	:

Address	:	Parker Tower,
43-49 Parker Street,
London, England,
WC2B 5P5
Facsimile	:	44(0)20 7550 3322
Attn	:	General Counsel, Aegis Media

19.2	A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with Clause 19.3) unless a later time is specified in it.

19.3	A letter or facsimile is deemed to be received:
19.3.1	in the case of a posted letter, unless actually received earlier, on the third (seventh, if posted to or from a place outside Hong Kong) day after posting; and

19.3.2	in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be signed on their behalf in the places and on the date hereinafter written.

SIGNED by DANG HE	)	/s/ Dang He
on behalf of	)
MEDIA PORT HOLDINGS LIMITED	)
in the presence of:	)

SIGNED by PATRICK STAHLE	)	/s/ Patrick Stahle
on behalf of	)
POSTERSCOPE ADVERTISING LIMITED	)
in the presence of:	)

SIGNED by PATRICK STAHLE	)	/s/ Patrick Stahle
on behalf of	)
POSTERSCOPE (HONG KONG) LIMITED	)
in the presence of:	)

SEALED with THE COMMON SEAL of	)
CHARM COMMUNICATIONS INC. and	)
signed by DANG HE	)	/s/ Dang He
on behalf of	)
CHARM COMMUNICATIONS INC.	)
in the presence of:	)
SIGNATURE PAGE TO THE SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be signed on their behalf in the places and on the date hereinafter written.

SIGNED by PATRICK STAHLE	)	/s/ Patrick Stahle
on behalf of	)
AEGIS MEDIA PACIFIC LIMITED.	)
in the presence of:	)
SIGNATURE PAGE TO THE SHAREHOLDERS AGREEMENT

SCHEDULE 1
[Reserved]
SCHEDULE 1

SCHEDULE 2
DEED OF RATIFICATION AND ACCESSION
Date:
By this Deed, we having our registered office at                                                                                                                                                                                                                                                                                                                                    intending to become a shareholder of Posterscope (Hong Kong) Limited (“Company”) hereby agree with the Company and each of its shareholders to comply with and be bound by all of the provisions of a Shareholders’ Agreement dated                                          between Media Port Holdings Limited, Posterscope Advertising Limited, the Company and Charm Communications Inc. (a copy of which has been delivered to us and which we have initialled and attached hereto for identification) in all respects as if we were a party to such Agreement and were named therein as a Shareholder and a party thereto and on the basis that references therein to a Shareholder and party thereto include a separate reference to us.
IN WITNESS WHEREOF this Deed has been executed by us and is intended to be and is hereby delivered on the date appearing at the head hereof.

SEALED with the COMMON SEAL of	)
)
and SIGNED for and on its behalf by	)
)
in the presence of:	)

or

SEALED, SEALED and DELIVERED	)
)
by	)
)
in the presence of:	)
SCHEDULE 2

SCHEDULE 3
FORM OF THE WARRANTIES CERTIFICATE
Media Port Holdings Limited
(incorporated with limited liabilities in the British Virgin Islands)
Posterscope Advertising Limited
16th Floor, 633 King’s Road
North Point, Hong Kong
Attention: Finance Director
Chief Financial Officer, Asia Pacific, Aegis Media
152 Beach Road, #36-05 Gateway East
Singapore 18972115
General Counsel, Aegis Media
Parker Tower, 43-49 Parker Street
London, WC2B 5PS, England
[date]
Dear Sirs
Re:	Shareholders Agreement between Media Port Holdings Limited, Posterscope Advertising Limited, Posterscope (Hong Kong) Limited, Charm Communications Inc. and Aegis Media Pacific Ltd. dated 20 January 2010
We refer to the shareholders agreement between Media Port Holdings Limited, Posterscope Advertising Limited, Posterscope (Hong Kong) Limited, Charm Communications Inc. and Aegis Media Pacific Ltd. dated 20 January 2010 (the “Shareholders Agreement”) Capitalised terms used herein shall have the same meanings as defined in the Shareholders Agreement unless otherwise stated.
Pursuant to [Clause 6.4.2.1(j) OR Clause 7.4.2.1(c) OR Clause 8.4.2.1(c) OR Clause 9.4.2.1] of the Shareholders Agreement, we hereby represent and warrant to Posterscope Advertising Limited that:
•	we are the legal and beneficial owner of the [First Call Option Shares OR Second Call / Charm Put Option Tranche Shares OR the Remaining Shares];

•	the [First Call Option Shares OR Second Call / Charm Put Option Tranche Shares OR the Remaining Shares] constitute [*] ([*]%) per cent of the issued share capital of the Company as at the date hereof and all of them are fully paid up;

•	there is and at the [First Call Option Closing Date OR Second Call / Charm Put Option Tranche Shares Closing Date OR Final Closing Date OR Default Option Closing Date]
SCHEDULE 3

will be no Encumbrance on, over or affecting the [First Call Option Shares OR Second Call / Charm Put Option Tranche Shares OR the Remaining Shares] and there is and at the [First Call Option Closing Date OR Second Call / Charm Put Option Tranche Shares Closing Date OR Final Closing Date OR Default Option Closing Date] will be no agreement or arrangement to give or create any such Encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing; and

•	we will be entitled to transfer the full legal and beneficial ownership of the [First Call Option Shares OR Second Call / Charm Put Option Tranche Shares OR the Remaining Shares] to Posterscope Advertising Limited or its nominee on the terms of the Shareholders Agreement either without the consent of any third party or such consent has already been obtained by us.
Yours faithfully
For and on behalf of
Media Port Holdings Limited

Name:
Title:

SCHEDULE 3

EXHIBIT 1
BEIJING VIZEUM ADERTISING CO. LTD. (the “Company”)
BUSINESS POLICIES AND PROCEDURES
1.	The Company is a member of the Aegis Media network in the People’s Republic of China (“PRC”).

2.	The Company operates under the brand name of “Vizeum” (and its Chinese equivalent) which is owned by the Aegis Group. The Company shall only use such name in accordance with the terms and conditions of any agreement between the Company and the Aegis Group.

3.	The Company and its officers and employees shall at all times and in all material respects comply with the Aegis Group Policies and Procedures (as further amended and supplemented from time to time by the Aegis Group).

4.	The Company and its officers and employees shall also at all times and in all material respects comply with applicable laws and regulations in the management and operation of the Company.

5.	The Company carries on the business of media planning and buying on behalf of advertisers or their advertising agents in the PRC (which, for the purpose of these Policies, shall exclude Hong Kong and Macau).

6.	The Company is committed to provide the very best quality of services to its clients.

7.	The Company shall observe the conflict policies of the Aegis Group as may be required from time to time by the worldwide clients of the Aegis Group. If a client of the Company is in conflict with a regional or worldwide client of the Aegis Group, the regional or worldwide client of the Aegis Group will take precedence.

8.	The Company will comply with the international Vizeum client agreements in so far as they apply to the services being provided to those clients by the Company in the PRC, including without limitation, obligations in respect of service levels, transparency, media rebates and discounts (and the like), and the associated audited rights.

9.	The Company shall provide the Aegis Group and the Charm Group such access and information and shall take such action as it may reasonably require to ensure both the quality and consistency of its services to clients.

10.	The Company shall take all reasonable steps to ensure that all key personnel who left the service of the Company is replaced without delay by other personnel having comparable experience and skills.

11.	The Company shall promptly inform the Aegis Group of any actual or potential claims or formal complaints in writing from a global or regional client of the Aegis Group or other third party in connection with the business of the Aegis Group and shall not make any decision or settle any demand with respect to any such claims or
EXHIBIT 1

complaints without first discussing the matter with the Aegis Group and obtaining prior approval from the director of the Company appointed by the Aegis Group for the proposed action (such approval shall not be unreasonably withheld).

12.	Where the Group has a reasonable concern relating to losses caused to the Group by complying with Paragraph 8, the Aegis Media network in the PRC will use its best endeavours to assist the Group in exploring strategies for mitigating any such losses. For the avoidance of doubt, the Aegis Media network in the PRC shall not have any obligation to pay any monetary compensation to the Group in respect of any such losses to the Group.

13.	When dealing with clients of the Aegis Group, the Company shall honour the terms of the client agreements that it has entered into with such clients (an in particular the credit related items).

14.	If there is any overcharge, loss or breach of any client agreement resulting from the actions of the Company (whether discovered by an audit carried out by or on behalf of a client or otherwise), Aegis Group shall consult Media Port before making any decision. In any event, the Company shall;
(a)	take promptly actions to rectify such overcharge or breach following written notice by the Aegis Group; and

(b)	indemnify and hold the Aegis Group and its affiliates harmless from and against any and all claims, suits, judgements, liabilities, costs and expenses, including reasonable attorney’s fees and expenses, caused by or in any way relating to the Company’s failure to comply with Paragraphs 8 and 13 of these Policies. Notwithstanding the foregoing provisions, the Company shall not be liable to any losses of the Aegis Group and its affiliates comprised of incidental, consequential or punitive damages (including lost profits).
15.	Subject to Paragraph 16 of these Policies, the Company shall keep confidential and exercise all due care and diligence to prevent any unauthorised disclosure of any secret or confidential or private information relating to the business or affairs of the Aegis Group, the Charm Group and their respective affiliates, and their clients, employees or directors or relating to the working of any process which is carried on or used by any of them or in respect of which they are bound by an obligation of confidence to any third party.

16.	Paragraph 15 shall not apply to the extent that (a) the Company discloses such information to its auditors or legal advisers; (b) the Company is required by law or by a regulatory authority to disclose such information; or (c) such information has become generally available to the public. Notwithstanding the foregoing, the Company shall take particular care in keeping strictly confidential any and all information and materials, whether of a confidential nature or otherwise, regarding clients of the Aegis Group and the Charm Group.

17.	To enable the Aegis Group and the Charm Group to verify the compliance by the Company of these Policies, the Company shall allow Aegis Group, the Charm Group and their respective tax, legal or other advisers (subject to professional secrecy) to
EXHIBIT 1

inspect, make copies of and audit, all documents, data and other information with respect to the management, operation and business of the Company at such reasonable times as may be reasonably requested by the Aegis Group or the Charm Group upon prior notice.
EXHIBIT 1